Exhibit 5.1

DLA Piper LLP (US)
51 John F. Kennedy Parkway, Suite 120
Short Hills, New Jersey 07078-2704
www.dlapiper.com

T	973.520.2550
F	973.520.2571

Partners Responsible for Short Hills Office:
Andrew P. Gilbert
Michael E. Helmer

June 11, 2018

Immunomedics, Inc.

300 The American Road

Morris Plains, New Jersey 07950

Re:                             Immunomedics, Inc., Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to Immunomedics, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of the referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 415 under the Act.  The Registration Statement relates to the proposed offering and sale of an indeterminate number of (i) shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, (ii) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Company, (iii) debt securities (the “Debt Securities”), (iv) warrants representing rights to purchase Common Stock, Preferred Stock, or Debt Securities (the “Warrants”), and (v) units representing an interest in two or more Debt Securities, shares of Common Stock, shares of Preferred Stock, or Warrants which may or may not be separable from one another (the “Units”).  Collectively, the Common Stock, Preferred Stock, Debt Securities, Warrants and Units are referred to herein as the “Securities”.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended and restated, of the Company, as filed with the Secretary of State of the State of Delaware, the Bylaws, as amended and restated, of the Company, and the minutes of meetings of the stockholders and the Board of Directors of the Company, as provided to us by the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Securities have been duly authorized by the Company and, to the extent applicable, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement and the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the base prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)